SCHEDULE 14A
(Rule
14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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☐	Soliciting Material pursuant to § 240.14a-12.
BOYD GAMING CORPORATION
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PROXY STATEMENT 2025

50 YEARS ANNIVERSARY

LEGACY *of* SUCCESS : PRIMED *for* GROWTH

BOYD®

2025 ANNUAL MEETING OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

You are invited to attend our 2025 Annual Meeting of Stockholders, which will be held on May 8, 2025 at 1:00 p.m., Pacific Daylight Time. This year’s Annual Meeting will be conducted virtually via live audio webcast. Our executive corporate offices, located at 6465 South Rainbow Boulevard in Las Vegas, Nevada, will serve as the statutory location from which the Annual Meeting will be hosted. However, you will only be able to attend the Annual Meeting, submit your questions and vote online during the meeting via electronic communication at http://www.virtualshareholdermeeting.com/BYD2025. By logging into this site, you will be deemed present at the Annual Meeting. Our stockholders will consider and vote on the following matters at the Annual Meeting:

1.	Election of eight members to our board of directors to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified.
2.	Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
3.	Advisory vote on executive compensation.
4.	Stockholder proposal regarding the commissioning of a report on the effects of a company-wide non-smoking policy.
5.	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The foregoing items of business are more fully described in the proxy statement attached to and made part of this notice.

Our board of directors has fixed the close of business on March 11, 2025 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

We are mailing a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) instead of a paper copy of the accompanying proxy statement and our 2024 Annual Report to stockholders. The Internet Availability Notice contains instructions on how to access those documents over the internet and on how to request a paper copy of the materials, including the accompanying proxy statement, our 2024 Annual Report and a form of proxy card or voting instruction card, as applicable. All stockholders who have previously requested a copy by mail will receive a paper copy rather than the Internet Availability Notice.

All stockholders are invited to attend the virtual Annual Meeting conducted via live audio webcast. However, whether or not you expect to attend the Annual Meeting online, we urge you to vote as promptly as possible by following the instructions included in the accompanying proxy statement or by following the instructions detailed in the Internet Availability Notice, as applicable, in order to ensure your representation and the presence of a quorum at the Annual Meeting. If you mail your proxy card or vote by telephone or online, you may still decide to attend the Annual Meeting and vote your shares.

By Order of the Board of Directors, Marianne Boyd Johnson Executive Chairman Las Vegas, Nevada March 21, 2025+

SUMMARY

Our Board of Directors (“Board”) is soliciting proxies for our 2025 Annual Meeting. This summary highlights information you will find in this proxy statement. We encourage you to review the entire proxy statement before you vote, as this is only a summary.

MEETING INFORMATION
• Date and Time:	May 8, 2025 at 1:00 p.m. PDT
• Location:	Virtual only, at http://www.virtualshareholdermeeting.com/BYD2025
• Record Date:	March 11, 2025
• Proxy Mailing Date:	On or about March 21, 2025

HOW TO VOTE

By internet: Visit the website listed on your proxy card	By phone: Call the telephone number on your proxy card	By mail: Sign, date and return the proxy card if you elected to receive one	At the meeting: Vote during the annual meeting when the polls are open

AGENDA AND VOTE RECOMMENDATIONS

Matter		Board Vote Recommendation

Proposal 1	Election of Directors	FOR

Proposal 2	Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2025	FOR

Proposal 3	Approval, on an advisory basis, of the compensation of our Named Executive Officers	FOR

Proposal 4	Approval, on an advisory basis, of a stockholder proposal regarding the commissioning of a report on the effects of a company-wide non-smoking policy	AGAINST

In this proxy statement:

•	“we”, “us”, the “Company” and “Boyd Gaming” mean Boyd Gaming Corporation, a Nevada corporation, unless otherwise indicated; and
•

“Annual Meeting” means our 2025 Annual Meeting of Stockholders to be held on May 8, 2025 at 1:00 p.m. PDT, and any adjournment or postponement thereof. Stockholders may only attend the Annual Meeting virtually. Please visit http://www.virtualshareholdermeeting.com/BYD2025.

1	2025 Proxy Statement

EFFECTIVE GOVERNANCE

With one of the most experienced leadership teams in the casino industry, we pride ourselves on offering our guests an outstanding entertainment experience, delivered with unwavering attention to customer service. We fulfill this mission while demonstrating the highest level of integrity, which starts in the boardroom and carries through to each of our properties. Employing a disciplined approach to executing on our goals, we strive to maximize stockholder value, to be a leader in our industry, and to provide meaningful opportunities for our employees and our communities.

As part of its ongoing commitment to good corporate governance, our Board has adopted Corporate Governance Guidelines setting forth its practices and written charters for each of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee (“GovNom Committee”). The Board has also adopted our Code of Business Conduct and Ethics that includes policies for directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees. The Corporate Governance Guidelines, each of the Board’s Committee charters, and our Code of Business Conduct and Ethics referenced above are available in the “Investors—Governance” section of our website at www.boydgaming.com.

Web links throughout this document are provided for convenience only and are not intended to be active hyperlinks to the referenced websites. Information contained on our website is not part of this proxy statement.

CORPORATE GOVERNANCE HIGHLIGHTS

We continually review our governance practices with a focus on promoting our commitment to delivering long-term stockholder value, strengthening the Board’s accountability, and maintaining a high level of public trust in Boyd Gaming.

  Unclassified Board and annual election of directors

  Presiding director

  All Committee members are independent

  Separation of Chairman and Chief Executive Officer (“CEO”) roles

  All independent members receive full Board and management support in proposing agenda items

  Board and Committees conduct annual self-evaluations

  Director resignation policy in uncontested elections

  All Audit Committee members are “audit committee financial experts”

  Stock ownership guidelines for directors and executive officers

  Limit on the number of public company boards on which our directors may serve

  No poison pill

  Anti-hedging policy

  Clawback policy to recapture executive incentive payments

2025 Proxy Statement	2

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Full Board

Our Board is responsible for company-wide risk oversight, with our senior management bearing primary responsibility for managing these risks. The Board has separated the positions of Executive Chairman and CEO because it believes that the separation of the positions best enables the Board to ensure that our businesses, risks, opportunities and affairs are managed effectively and in the best interests of our stockholders.

The Board’s oversight functions are primarily coordinated through our Board committees. Each of the Audit Committee, the Compensation Committee, and the GovNom Committee receives regular updates from management and works with management to assess potential risk exposures and understand the controls in place to mitigate potential impacts of such risks. In turn, our Board committees report to the full Board regularly regarding their respective areas of risk oversight responsibilities.

Gaming and Regulatory Risk Management	CSR Risk Management

We take pride in being a responsible member of the gaming industry. Our Corporate Compliance Committee oversees our Company’s gaming and regulatory compliance programs, which include gaming operations, government regulations applicable to gaming, and financial crime prevention such as anti-money laundering compliance and procedures. To ensure proper visibility and transparency, the Corporate Compliance Committee is chaired by a member of our Board who provides reports of each meeting to the GovNom Committee.

Our Board and management understand that operating on a foundation of corporate responsibility, community and stewardship are key to ensuring the Company’s long-term success. Our GovNom Committee is responsible for overseeing the Company’s strategies related to sustainability, inclusion and stewardship (collectively, our “CSR Initiatives”), with clear communication to the other Board committees and the full Board on these topics. The Committee actively engages with management regarding execution of our Corporate Social Responsibility (“CSR”) Initiatives and proper public disclosure on these topics.

Cybersecurity Risk Management

Led by a dedicated Information Security team, we operate with the highest degree of integrity in designing, delivering and maintaining a comprehensive program that safeguards our systems, services and data from cybersecurity-related threats. We regularly assess the efficacy of our program through externally-led technical simulations and assessments, including executive tabletop exercises. The results of these efforts are shared with the Board.

Supporting these efforts, team members are required to take regular information security training, ensuring our entire team is aware of the latest risks in cybersecurity and is prepared to do their part to keep our systems and information secure. Our Chief Information Security Officer (“CISO”) and Senior Vice President of Legal Operations and Compliance provide day-to-day oversight of our data privacy and cybersecurity programs. These positions work in coordination with one another as well as with other members of management, including our CEO, Chief Financial Officer (“CFO”), General Counsel, and Chief Technology Officer and report directly to the CFO and to the General Counsel, respectively. Our CISO provides the full Board regular updates on cybersecurity and data protection matters, our information and data security initiatives and practices and any developments in the threat environments that we face.

3	2025 Proxy Statement

IDENTIFYING AND EVALUATING DIRECTOR NOMINEES

Our GovNom Committee uses a variety of methods to identify and evaluate director nominees. Candidates may come into consideration via our Board members, professional search firms, stockholders or other persons. These candidates will be evaluated by our GovNom Committee and may be considered at any point during the year.

The GovNom Committee considers many factors in the identification and evaluation of potential director nominees. The overriding principle guiding our director nomination process is a desire to ensure that our Board serves our stockholders’ interests. We believe that having a range of skills, experiences and perspectives represented on the Board maximizes stakeholder value. The GovNom Committee may consider the following elements, among others, when evaluating director nominees:

✓	Personal and professional integrity;

✓	Leadership and strategic planning experience;

✓	Business or management experience;
✓	Gender and ethnicity;

✓	Financial and accounting acumen; and

✓	Ability to understand and execute on Boyd Gaming’s business.

The GovNom Committee believes its director nomination process has created a Board with diverse backgrounds and experiences that collectively serves the interests of our stockholders.

Stockholders may also introduce a director candidate for consideration by submitting a recommendation to the GovNom Committee Chair, c/o Corporate Secretary, at 6465 South Rainbow Boulevard, Las Vegas, Nevada 89118, no later than 60 days prior to the date of the 2026 Annual Meeting of Stockholders. Such notice must include the candidate’s name, biographical data, relationship to the stockholder and other relevant information. Stockholders may nominate director candidates for election by following the timing, eligibility, procedural and any other requirements set forth in our Amended and Restated Bylaws as described further in “Stockholder Proposals; Other Matters”.

DIRECTOR NOMINEES

Marianne Boyd Johnson Executive Chairman Director Since: 1990 Age: 66 Other Public Company Boards: Western Alliance Bancorporation

EXPERIENCE:

Since 2023, Ms. Johnson has served as Executive Chairman of the Board of Directors and has served as a Director of the Company since 1990. Ms. Johnson previously served as Co-Executive Chair of the Board since 2021 and Vice Chairman since 2001. Ms. Johnson also served as an Executive Vice President of the Company from 2008 to May 2023, which followed more than 10 years of service with the senior management team and 15 years of service in various operational positions within the Company.

Ms. Johnson has served on the board of directors of Western Alliance Bancorporation since 1995, where she also serves as a member of the compensation committee and governance committee. Ms. Johnson is the daughter of William S. Boyd, our Chair Emeritus, and is the sister of William R. Boyd.

Ms. Johnson brings considerable public company experience in two highly regulated industries—gaming and banking.

2025 Proxy Statement	4

Keith Smith President, CEO and Director Director Since: 2005 Age: 64 Other Public Company Boards: SkyWest, Inc.

EXPERIENCE:

As President and CEO of Boyd Gaming Corporation, Keith Smith leads one of the largest and most respected casino entertainment companies in the United States.

An industry veteran with more than 35 years of gaming experience, Mr. Smith first joined Boyd Gaming Corporation in 1990. He was promoted to Executive Vice President of Operations in 1998, Chief Operating Officer in 2001, and President in 2005. In January 2008, Mr. Smith was named CEO of Boyd Gaming. Mr. Smith has also been a member of the Company’s Board of Directors since April 2005.

Mr. Smith currently serves on the board of directors of regional airline operator SkyWest, Inc. where he serves as Chairman of both the Audit Committee and Nominating and Governance Committee. He previously served as chairman of the Los Angeles branch of the Federal Reserve Bank of San Francisco, chairman of the American Gaming Association, chairman of the Nevada Resort Association, and vice chairman of the Las Vegas Convention and Visitors Authority.

Mr. Smith brings a meaningful depth of experience and perspective from over 35 years in the gaming industry, including with respect to strategic operations, management, and financial matters along with his service on industry, financial and other public company boards.

William R. Boyd Director Director Since: 1992 Age: 65 Other Public Company Boards: None

EXPERIENCE:

Mr. Boyd has served as a Director since September 1992 and served as Vice President of the Company from December 1990 through September 2024. He also served as chair of the Company’s corporate compliance committee. Mr. Boyd also held various administrative and operations positions within the Company from 1978 through December 1990. Mr. Boyd serves on the board of directors of the Better Business Bureau of Southern Nevada.

Mr. Boyd has served over 40 years in the gaming industry, and his contributions while serving as chair of the Company’s compliance committee have provided valuable perspective to both management and the Board regarding compliance matters across the Company.

John Bailey Director Director Since: 2015 Age: 64 Other Public Company Boards: None

EXPERIENCE:

Mr. Bailey is managing partner of Bailey Kennedy, a Las Vegas law firm which he founded in 2001. Mr. Bailey has 40 years of legal experience, with a particular focus on business practices, commercial corporate litigation, healthcare law and gaming law. Mr. Bailey has served in board positions with a wide range of regulatory and community organizations over the last 15 years, including as Chair of the Nevada State Athletic Commission, Chair of the Nevada State Bar Moral Character and Fitness Committee, Chair of the Governing Board of the Andre Agassi College Preparatory Academy, Member of the Southern Nevada District Court Review Commission, Director of the Council for a Better Nevada, the Las Vegas Global Economic Alliance, the Public Education Foundation, the Smith Center for the Performing Arts, and the Nevada Health & Bioscience Asset Corporation. He previously served on the board of directors of SHFL Entertainment, Inc., at the time a publicly traded company.

Mr. Bailey introduces perspectives and best practices based on his 40 years in the practice of law, including his past service on regulatory boards and his prior service within the gaming industry on the board of directors of a publicly traded company.

5	2025 Proxy Statement

Michael Hartmeier Director Director Since: 2024 Age: 62 Other Public Company Boards: DiamondRock Hospitality

EXPERIENCE:

Mr. Hartmeier is the former Group Head of Lodging, Gaming and Leisure Investment Banking at Barclays and also sits on the Board of Directors of DiamondRock Hospitality. Mr. Hartmeier previously served on the Board of Directors of Full House Resorts, Inc., a regional casino operator. His other prior roles include group head positions in hospitality and gaming for Lehman Brothers and Credit Suisse First Boston. Mr. Hartmeier has completed over $125 billion in financing and advisory assignments during his 25 years as an investment banker. Mr. Hartmeier received his Master of Business Administration from Harvard Business School and a B.A. in Economics-Business from the University of California Los Angeles (“UCLA”). While at UCLA, he was awarded the Pacific-10 Conference Medal. He is currently licensed as a Certified Public Accountant (inactive) and began his career as an auditor at Price Waterhouse.

Mr. Hartmeier provides valuable insight with respect to strategy and capital markets, particularly within the gaming and banking industries.

Christine Spadafor Director Director Since: 2009 Age: 69 Other Public Company Boards: None

EXPERIENCE:

Ms. Spadafor is the Chief Executive Officer of SpadaforClay Group, Inc., a management consulting firm. Ms. Spadafor also has experience as a corporate, university, private equity, venture capital, and non-profit board director and has served as advisor to Fortune 100 C-suite executives. Prior to establishing her own firm, she was a partner at three global management consulting firms, including the Boston Consulting Group. Ms. Spadafor is a commentator on BBC World Service’s “Business Matters” global radio broadcast and podcast, a lecturer in the Visiting Executive Program at Tuck School of Business at Dartmouth and a lecturer at Harvard Medical School and other graduate programs. She is a speaker/keynote at seminars, meetings and podcasts addressing agile leadership and board governance, including the US Chamber of Commerce, and is a contributor to Forbes, Fortune, Inc., and other business journals. The American Bar Association/Direct Women recognized her as one of the nation’s top 20 female attorneys with business expertise to serve on corporate boards.

Ms. Spadafor contributes broad business and management experiences to our Board and brings a sound foundation for understanding and applying strategic approaches to operational issues, both domestically and internationally. Her education and broad expertise in public health and human capital management, as well as in corporate social responsibility matters further enhances the Company’s approach to such issues, from both a strategic and an operational perspective.

A. Randall Thoman Director Director Since: 2019 Age: 73 Other Public Company Boards: Southwest Gas Holdings, Inc.

EXPERIENCE:

Mr. Thoman is the principal of Thoman International, LLC, a business advisory and consulting firm, which he formed in 2009. Prior to his current responsibilities, Mr. Thoman held several positions at Deloitte & Touche LLP (“Deloitte”) during a more than 30-year career with the firm, including serving as a partner from 1991 until his retirement in 2009. For more than 15 years, Mr. Thoman served as the primary technical partner in Deloitte’s Las Vegas office, having responsibility for the technical interpretation and application of accounting principles and audit standards and the review of all reporting issues and financial statements for Nevada-based clients registered with the Securities and Exchange Commission (“SEC”). Currently, he is on the board of Southwest Gas Holdings and serves as the audit committee chairman. He previously served on the board of directors of SLS Las Vegas and SHFL entertainment, Inc.

Mr. Thoman has extensive experience and expertise in audit and financial accounting, including more than 30 years as a Certified Public Accountant in addition to his extensive experience regarding technical accounting matters and management. Mr. Thoman also provides perspective via his other public company directorships and his experience in the gaming industry.

2025 Proxy Statement	6

Paul Whetsell Director Director Since: 2015 Age: 74 Other Public Company Boards: Hilton Grand Vacations, Inc.

EXPERIENCE:

Mr. Whetsell previously served as Vice Chairman of Loews Hotels Holding Corporation and as President and Chief Executive Officer from January 2012 until 2015. Mr. Whetsell has served as President and Chief Executive Officer of Capstar Hotel Company since 2006. Currently, Mr. Whetsell is on the board of Hilton Grand Vacations, Inc. and serves as the Chair of the compensation committee. Mr. Whetsell is on the board of Vistry Group in the United Kingdom and serves as chair of its remuneration committee. Mr. Whetsell served on the board of NVR, Inc., a publicly traded company, from 2007 until his retirement from that board in 2018. Mr. Whetsell was a member of the American Hotel & Lodging Association’s Industry Real Estate and Financing Advisory Council and previously served on the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT).

Mr. Whetsell provides significant operational and strategic expertise from his more than 35 years of senior management responsibilities in the hospitality industry, his active involvement in lodging and hospitality associations, and his service on other public company boards.

In accordance with the retirement policy under our Corporate Governance Guidelines, Peter Thomas will not stand for re-election, and his Board service will end at the conclusion of the Annual Meeting. The Board would like to recognize Mr. Thomas for his service and contributions as Presiding Director and member of the Board.

BOARD QUALIFICATIONS AND EXPERIENCE

The GovNom Committee annually performs an assessment of our Board’s composition with a view that diversity in all forms is a critical component of sound corporate governance. The following outlines a subset of the qualifications of our Board members. The following is intended to be a summary and does not include all of the qualifications, perspectives, and experiences our Board offers.

	Marianne Boyd Johnson	Keith Smith	William R. Boyd	John Bailey	Michael Hartmeier	Christine Spadafor	A. Randall Thoman	Paul Whetsell

Gaming / Hospitality Industry Experience	P	P	P	P	P	NP	P	P

Public Company Directorship/CEO	P	P	P	P	P	P	P	P

Strategy / M&A / Development	P	P	P	P	P	P	NP	P

Finance / Capital Markets	NP	P	NP	NP	P	NP	P	P

Leadership	P	P	P	P	P	P	P	P

Gender	F	M	M	M	M	F	M	M

Race/Ethnicity	W	W	W	B	W	W	W	W

*	Includes all independent and non-independent members running for re-election. “P” represents primary or core experience, “NP” represents not a primary or core experience.

Our Board held a total of ten meetings during 2024. Each of our current directors attended at least 75% of the Board meetings and meetings of the committees of the Board on which the director served that were held during the applicable period of service. We encourage, but do not require, our directors to attend our annual stockholder meetings. Each of our directors attended our 2024 annual meeting.

7	2025 Proxy Statement

DIRECTOR INDEPENDENCE

Our Corporate Governance Guidelines require that our Board consist of a majority of independent directors consistent with New York Stock Exchange (“NYSE”) listing standards. These standards require the Board to determine, among other things, that our independent directors have no material relationship with Boyd Gaming other than as a director. The Board considers all known relevant facts and circumstances about the relationships bearing on the independence of a director or nominee and also considers sales and purchases of products and services in the ordinary course of business between Boyd Gaming and other companies where a director or immediate family member may have a relationship.

Applying these standards, each of the following individuals is considered an “independent director”:

John Bailey

Michael Hartmeier

Christine Spadafor

A. Randall Thoman

Paul Whetsell

Peter Thomas

COMMUNICATING WITH OUR BOARD

Our stockholders and other interested parties may communicate with our Board by writing to:

Boyd Gaming Corporation

6465 South Rainbow Boulevard

Las Vegas, Nevada 89118

Attn: Corporate Secretary

Communications will be reviewed by our Corporate Secretary and, if determined to be relevant to our operations and policies, will be forwarded to our Board or our presiding director, as appropriate.

2025 Proxy Statement	8

BOARD COMMITTEES

Our Board has three standing committees as outlined below, each comprised of independent directors.

Audit Committee	Meetings in Fiscal 2024: 12
Members: A. Randall Thoman, Chair* Michael Hartmeier* Christine Spadafor* Peter Thomas*+ * Audit Committee Financial Expert as defined in applicable SEC rules.

Primary responsiblities:

»  supervising our financial controls;

»  appointing our independent registered public accounting firm;

»  managing our financial statement and disclosure processes;

»  meeting with our officers regarding our financial controls; and

»  acting on recommendations of our auditors and taking such further actions as the Audit Committee deems necessary to complete an audit of our books and accounts.

Corporate Governance and Nominating Committee	Meetings in Fiscal 2024: 6
Members: Christine Spadafor, Chair John Bailey Paul Whetsell Peter Thomas+

Primary responsibilities:

»  assisting our Board in identifying qualified individuals to join our Board;

»  recommending the composition and compensation of Board and Committee members;

»  conducting annual reviews of each director’s independence and making recommendations to the Board based on its findings;

»  recommending director nominees for election;

»  establishing and monitoring a process of assessing our Board’s effectiveness;

»  developing and recommending to the Board and implementing a set of corporate governance principles and procedures applicable to the Company; and

»  overseeing the Company’s CSR Initiatives.

Compensation Committee	Meetings in Fiscal 2024: 3
Members: Peter Thomas, Chair+ John Bailey Paul Whetsell

Primary responsibilities:

»  overseeing all compensation policies for employees;

»  making recommendations to the Board regarding compensation matters;

»  determining CEO compensation;

»  providing oversight of our compensation philosophy as described under “Compensation Discussion and Analysis”; and

»  administering the Company’s stock plans and determining the terms and conditions of issuances thereunder.

+	In accordance with the retirement policy under our Corporate Governance Guidelines, Peter Thomas will not stand for re-election, and his Board service will end at the conclusion of the Annual Meeting.

The Compensation Committee has the authority to retain consultants to assist in evaluating various elements of our compensation programs and in making compensation determinations, including for our CEO. The Compensation Committee continued its engagement of Exequity, LLP (“Exequity”) throughout 2024 to provide compensation-related analyses and consulting services. The Compensation Committee determined that Exequity is independent and has not created any conflict of interest. Our CEO also provides recommendations to the Compensation Committee for each NEO (other than himself) and for members of our management committee (“Management Committee”), which performs an active role in the leadership and strategy for the Company’s development, operations and growth.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2024, the members of our Compensation Committee consisted of Messrs. Thomas, Bailey, and Whetsell. None of the Company’s executive officers serves as a director or member of the compensation committee of another entity that has one or more executive officers serving as a director of the Company or on the Company’s Compensation Committee.

9	2025 Proxy Statement

OUR APPROACH TO BUSINESS

Celebrating our 50th anniversary in 2025, we are a leading geographically diversified operator of 28 gaming entertainment properties in ten states, and we manage a tribal casino in northern California. We are also a strategic partner and 5% equity owner of FanDuel, the nation’s leading online sports betting operator. We are built on a philosophy we call “Boyd Style”, which means sharing our success with others, treating our stakeholders with respect and honesty, and working to make our communities better places because we are a part of them. We believe our commitment to CSR initiatives supports and enhances our ability to create long-term stockholder value—we demonstrate this commitment through the following pillars:

2025 Proxy Statement	10

DIRECTOR COMPENSATION

Our non-employee director compensation program consists of cash retainers and an annual grant of time-based restricted stock units (RSUs). The annual cash retainer component is available to non-employee directors as follows:

Board	- Member: $105,000 - Presiding Director: additional $30,000
Audit Committee	- Chair: $30,000 - Member: $15,000
Compensation Committee	- Chair: $25,000 - Member: $10,000
GovNom Committee	- Chair: $20,000 - Member: $10,000

All non-employee directors also receive a stock award equal to $200,000 on each annual meeting date.

The following table sets forth the compensation earned for director services by each non-employee director during the fiscal year ended December 31, 2024.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)

Peter Thomas	185,000	200,000	385,000

Christine Spadafor	140,000	200,000	340,000

A. Randall Thoman	135,000	200,000	335,000

John Bailey	125,000	200,000	325,000

Paul Whetsell	125,000	200,000	325,000

Michael Hartmeier(4)	70,000	200,000	270,000

William R. Boyd(5)	26,250	—	26,250

(1)

Neither Mr. Smith nor Ms. Johnson receive compensation for serving as a member of the Board. Mr. Smith was compensated for his service as an executive officer; Ms. Johnson is compensated for her service as Executive Chairman; and Mr. Boyd was compensated for his service as an executive officer until his retirement on September 30, 2024. For more information, see “Compensation Discussion and Analysis” and “Transactions with Related Persons.”

(2)

Includes amounts deferred under our Deferred Compensation Plan to the extent of such individual’s participation. The plan permits a participating director to defer up to 100% of fees that are paid in cash.

(3)

Reflects the grant date fair value of awards made pursuant to our 2020 Stock Incentive Plan (“Stock Incentive Plan”), as determined in accordance with Accounting Standards Codification (“ASC”) 718. The grant date fair value for awards is measured based on the fair market value of our common stock on the date of grant, calculated as the closing price for our common stock. Assumptions used in the calculation of these amounts are included in Note 11, “Stockholders’ Equity and Stock Incentive Plans,” to our audited financial statements for the fiscal year ended December 31, 2024 included in our Annual Report on Form 10-K filed with the SEC on February 21, 2025.

(4)	Represents payment for partial year service in light of Mr. Hartmeier’s appointment to the Board on June 4, 2024.
(5)	Represents payment for partial year service as a non-executive director. Mr. Boyd retired as an executive officer of the Company on September 30, 2024.

11	2025 Proxy Statement

COMPENSATION DISCUSSION

AND ANALYSIS

Our named executive officers (“NEOs”) for the fiscal year ended December 31, 2024 are:

•	Keith Smith, President and Chief Executive Officer;

•	Josh Hirsberg, Chief Financial Officer and Treasurer;

•	Stephen Thompson, Chief Administrative Officer;

•	Theodore Bogich, Chief Operating Officer; and

•	Uri Clinton, General Counsel and Corporate Secretary.

OUR COMPENSATION PHILOSOPHY

We remain focused on generating sustainable value through maintaining a diversified business model, strong operating efficiencies, and meaningful property-level investments to drive revenue and EBITDAR growth—all while achieving operating margins at competitive levels.

We continue to do so by demonstrating operational excellence, focusing on our core customer, and maintaining a balanced portfolio. We achieved these goals by delivering solid revenue and EBITDAR performance, and we maintained a disciplined yet forward-looking approach to capital allocation as we continued our quarterly share repurchases and dividend program, while keeping our focus on maintaining a strong balance sheet and an eye toward strategic opportunities. We value our commitment to creating value for our stockholders, and we continue to focus on a balanced approach as we look toward future growth.

We seek to align the compensation packages of our NEOs with our long-term strategy with a focus on appropriately balancing achievement of short- and long-term goals and promoting both innovation and discipline. This philosophy is reflected in our executive pay design in the following ways:

✓	Total executive compensation is targeted at the 50th percentile of our peer group
✓	Short-term incentive compensation is performance-based
✓	Long-term compensation is 100% equity-denominated
✓	Executives are subject to stock ownership guidelines
✓	No employment agreements

Consistent with this philosophy, Mr. Smith’s 2024 target compensation was allocated as follows:

2025 Proxy Statement	12

RISK CONSIDERATIONS IN OUR COMPENSATION PROGRAMS

Risk-taking is an essential part of growing a business, and prudent risk management is necessary to deliver long-term, sustainable stockholder value. In 2024, we reviewed compensation policies that can raise or lower our compensation risk profile, whether individually or collectively. This review includes our compensation strategy, short- and long-term incentive plan designs, executive severance agreements, benefits and perquisites, governance practices, and other policies and practices.

We believe the process we followed in 2024 is complete and sufficient for determining whether the Company’s practices are reasonably likely to encourage excessive risk taking. The Compensation Committee believes that our executive compensation program supports the objectives described above without encouraging inappropriate or excessive risk-taking.

We also believe our NEO compensation packages are competitive with other leading companies in the gaming and hospitality industries. Our compensation consultant, Exequity, assists us in conducting peer group analyses with a view toward establishing NEO total compensation that is competitive with our peers. The peer group considered for purposes of setting 2024 pay consisted of the following: Bally’s Corporation; Caesars Entertainment Corp.; Churchill Downs, Inc.; Golden Entertainment; MGM Resorts International; Penn National Gaming, Inc.; Red Rock Resorts, Inc.; Travel + Leisure Co.; Wynn Resorts, Ltd.; Hilton Grand Vacations, Inc.; Hyatt Hotels Corp.; Marriott Vacations Worldwide Corporation; Light & Wonder, Inc.; Six Flags Entertainment Corp.; and Vail Resorts, Inc.

SHORT-TERM INCENTIVES

Our commitment to operational efficiencies, balanced capital allocation, and growth mindset has allowed us to successfully maintain sustainable expansion and positive financial results.

The Compensation Committee continued its philosophy of executing on a measured approach to 2024 compensation, approving a design for the short-term incentive program based on a twelve-month performance period that considered a mix of (i) Adjusted Earnings Before Interest, Taxes, Depreciation, Amortization and Rent (“Adjusted EBITDAR”) after corporate expense1 and (ii) achievement of CSR initiatives. Total individual achievement also included a discretionary portion based on an individual’s overall contributions to the Company throughout the year.

Metric	Weight	Threshold		Target**	Maximum
Adjusted EBITDAR after Corporate Expense[1]*	75%	$1,087,200	**	$1,359,000	$1,630,800**
CSR***	10%	—		—	—
Discretionary	15%	—		—	—

[1]

Adjusted EBITDAR is a non-GAAP financial measure. For supplemental financial data and corresponding reconciliation of Adjusted EBITDAR to the most comparable GAAP measure, please see Note 14 to our financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Amount also excludes a $24,600,000 settlement expense related to termination of a commercial transaction.

*	In thousands
**

Threshold performance (80% of target) would have resulted in a payout of 50% of an executive’s target, and maximum performance (120% of target) would have resulted in a payout of 200% of an executive’s target.

***	Level of achievement of the CSR metric was based on performance relative to goals for diversity spend rate (12.5%), waste diversion rate (58%), and maintaining specified published CSR ratings.

Maximum payout under the short-term incentive plan is capped at 200% of target. Actual 2024 Adjusted EBITDAR after corporate expense equaled $1,366,000, which resulted in performance at 100.5% of target, and the Company’s performance with respect to CSR initiatives was 105% of target. The blended payout received by each of our NEOs varied according to achievement of the discretionary component of each participant’s overall achievement. These amounts were paid entirely in 2025.

13	2025 Proxy Statement

LONG-TERM INCENTIVES

We believe long-term compensation should serve both as an incentive for achieving longer term Company performance goals and as a retention tool for our executives. We also believe that stock price appreciation and ownership in the Company are valuable incentives that align executive and stakeholder interests.

Our NEOs receive long-term incentive compensation in the form of time-based RSUs, Performance Shares and Career Shares. Grants for the 2024 target period were as follows:

Executive	Target Time-Based RSUs ($)(1)	Target Performance Shares ($)	Career Shares ($)(2)
Keith Smith	3,229,276	3,229,276	232,497
Josh Hirsberg	1,117,829	1,117,829	127,512
Stephen Thompson	869,408	869,408	109,516
Theodore Bogich	869,408	869,408	109,516
Uri Clinton	695,565	695,565	89,986

(1)	Time-based RSU grants generally vest over a three-year period.
(2)

Our Career Shares Program provides for the grant of RSUs (“Career Shares” or “Career RSUs”) under our Stock Incentive Plan. Each Career Share entitles a holder to one share of common stock upon vesting. To receive payout, grantees must be at least 55 years of age and must have been continually employed by us for a minimum of ten years. Retirement after ten years of service will entitle a grantee to 50% of his Career Shares. The amount increases to 75% after 15 years and 100% following 20 years of employment. Each NEO received an annual grant of Career Shares equal to 15% of his base salary in 2024. As of December 31, 2024, Messrs. Smith, Thompson, and Bogich were 100% vested in each of their respective Career Shares, Mr. Hirsberg was 75% vested, and Mr. Clinton was entirely unvested. The Career Shares may be converted to common stock only at separation of service from the Company and are subject to vesting as outlined in “Grants of Plan-Based Awards”.

2022—2024 performance period results: Performance Share achievement with respect to the 2022—2024 performance period was measured by Adjusted EBITDAR, weighted at 33%, consolidated Adjusted EBITDAR margin, weighted at 33%, and return on invested capital (“ROIC”), weighted at 33%. Achievement was based on three separate twelve-month performance periods, with possible achievement ranging from 0% to a maximum of 200%. Company performance for the three twelve-month performance periods resulted in a blended payout at 122%.

PERQUISITES AND OTHER BENEFITS

We provide our NEOs with perquisites that we believe are reasonable, competitive and consistent with our overall executive compensation program.

Our NEOs are eligible to participate in our benefit plans, including our 401(k) plan and medical, vision and dental insurance. In addition, our senior management members and our non-employee directors are eligible to participate in our deferred compensation plan on the same terms as other eligible management-level employees. We provide our NEOs with additional life insurance coverage compared to what is generally made available to our other employees, and our CEO uses our corporate aircraft for limited personal use. See “Summary Compensation Table”.

STOCK OWNERSHIP GUIDELINES

We believe having a meaningful ownership stake in the Company is an important tool to align interests across all stockholders. Our guidelines require stock ownership based on a multiple of the participant’s base salary, as follows:

Multiple of Base Salary
Executive Chairman	5x
Chief Executive Officer	5x
Chief Financial Officer, Chief Operating Officer, Chief Administrative Officer, and General Counsel	3x

Our non-employee director stock ownership guidelines require that each independent Board member hold Company stock at least equal to five times the annual cash retainer received by the director.

2025 Proxy Statement	14

CLAWBACK POLICY

Under our clawback policy, we will, under certain circumstances, recoup the value of cash, equity or equity-linked incentive compensation tied to performance metrics and paid to our NEOs. In the event of any required restatement of our financial statements, we will seek to recover from our Section 16 officers incentive-based compensation (as defined in the policy) to the extent such compensation exceeds what would have been paid had it been based on the financial statements as restated.

Our equity award agreements also provide that, in addition to being subject to the Company’s clawback policy, the awards may be subject to forfeiture or recoupment if the award recipient violates restrictive covenants or company policies or otherwise engages in activity that has caused, or could reasonably be expected to cause, significant economic or reputational harm to the Company.

We will administer our clawback policy consistently with the requirements of Securities Exchange Act “Exchange Act” Rule 10D-1 and any related rules or regulations adopted by the SEC or the NYSE or other applicable laws.

ANTI-HEDGING POLICY

Our NEOs are subject to Company policies that prohibit them from entering into hedging or monetization transactions involving the Company’s securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, exchange funds or otherwise.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis. Based on our review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Peter Thomas, Chair

Paul Whetsell

John Bailey

Members, Compensation Committee

15	2025 Proxy Statement

COMPENSATION TABLES

SUMMARY COMPENSATION

The following table sets forth the compensation earned for services performed for us, or our subsidiaries, during the fiscal years ended December 31, 2022—2024 by each of our NEOs.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Keith Smith	2024	1,600,000	—	6,691,049	3,173,120	31,809	11,495,978

President and CEO	2023	1,550,000	—	6,666,287	3,168,200	26,159	11,410,646
	2022	1,500,000	—	6,430,512	2,400,000	39,209	10,369,721

Josh Hirsberg	2024	890,000	—	2,363,170	1,049,488	14,282	4,316,940

CFO and Treasurer	2023	850,000	—	2,267,033	1,092,080	12,296	4,221,409
	2022	800,000	—	2,138,274	800,000	25,804	3,764,078

Stephen Thompson	2024	770,000	—	1,848,332	907,984	7,058	3,533,374

Chief Administrative Officer	2023	730,000	—	1,715,411	852,640	5,408	3,303,459
	2022	700,000	—	1,562,248	630,000	5,033	2,897,281

Theodore Bogich	2024	770,000	—	1,848,332	907,984	5,633	3,531,949

Chief Operating Officer	2023	730,000	—	1,715,411	852,640	5,408	3,303,459
	2022	700,000	—	1,562,248	630,000	5,033	2,897,281

Uri Clinton	2024	675,000	—	1,481,116	723,600	7,058	2,886,774

General Counsel and Corporate Secretary	2023	600,000	—	1,263,484	700,800	5,408	2,569,692

(1)	Includes amounts deferred to the extent of such individual’s participation in our 401(k) Profit Sharing Plan and Trust and for 2022 and 2023, under our Deferred Compensation Plan.
(2)

Reflects the grant date fair value as determined in accordance with ASC 718. The value is based on the fair market value of our common stock on the grant date, calculated as the closing price for our common stock. Assumptions used in the calculation of these amounts are included in Note 11 to our audited financial statements under the caption “Stockholders’ Equity and Stock Incentive Plans” included in our Annual Reports on Form 10-K filed with the SEC.

(3)

Includes Career RSUs, time-based RSUs and Performance Shares awarded as part of the regularly scheduled annual grant. Each Performance Share represents a contingent right to receive up to a maximum of two shares of our common stock, subject to cliff vesting and satisfaction of certain performance metrics. Performance Share reported amounts assume performance metrics were achieved at target performance levels. If the maximum level of performance were achieved, each NEO would earn 200% of the target number of Performance Shares awarded. Based on the closing price of the Company’s common stock on the February 28, 2024 grant date ($63.96), the maximum value of Performance Shares awarded to each NEO is as follows: Mr. Smith — $6,458,553; Mr. Hirsberg — $2,235,658; Mr. Thompson — $1,738,817; Mr. Bogich — $1,738,817; and Mr. Clinton — $1,391,130.

(4)	Reflects the short-term incentive payment approved by the Compensation Committee under the 2000 Executive Management Incentive Plan (“2000 MIP”).
(5)	Includes the following perquisites and personal benefits:

Name	401(k) Contributions	Life Insurance Premiums	Medical Reimbursements(A)	Use of Corporate Aircraft(B)
Keith Smith	$5,175	$602	$8,049	$17,983
Josh Hirsberg	5,175	602	8,505	—
Stephen Thompson	5,175	458	1,425	—
Theodore Bogich	5,175	458	—	—
Uri Clinton	5,175	458	1,425	—

(A)	Represents Company-sponsored health care plan reimbursements.
(B)	Represents the aggregate incremental cost to the Company for use of our corporate aircraft by Mr. Smith.

2025 Proxy Statement	16

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding each grant of an award made under our incentive plans to our NEOs during the fiscal year ended December 31, 2024.

Name	Award Type	Grant Date	Date of Compensation Committee Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards—Number of Shares or Units			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards ($)(5)(6)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Keith Smith	Short-term incentive(1)	—	—	1,480,000	2,960,000	5,920,000	—	—	—	—	—	—	—
	Career RSUs(2)	01/02/24	12/07/06	—	—	—	—	—	—	3,643	—	—	232,497
	RSUs(3)	02/28/24	—	—	—	—	—	—	—	50,489	—	—	3,229,276
	Performance Shares(4)	02/28/24	—	—	—	—	25,245	50,489	100,978	—	—	—	3,229,276
Josh Hirsberg	Short-term incentive(1)	—	—	489,500	979,000	1,958,000	—	—	—	—	—	—	—
	Career RSUs(2)	01/02/24	12/07/06	—	—	—	—	—	—	1,998	—	—	127,512
	RSUs(3)	02/28/24	—	—	—	—	—	—	—	17,477	—	—	1,117,829
	Performance Shares(4)	02/28/24	—	—	—	—	8,739	17,477	34,954	—	—	—	1,117,829
Stephen Thompson	Short-term incentive(1)	—	—	423,500	847,000	1,694,000	—	—	—	—	—	—	—
	Career RSUs(2)	01/02/24	12/07/06	—	—	—	—	—	—	1,716	—	—	109,516
	RSUs(3)	02/28/24	—	—	—	—	—	—	—	13,593	—	—	869,408
	Performance Shares(4)	02/28/24	—	—	—	—	6,797	13,593	27,186	—	—	—	869,408
Theodore Bogich	Short-term incentive(1)	—	—	423,500	847,000	1,694,000	—	—	—	—	—	—	—
	Career RSUs(2)	01/02/24	12/07/06	—	—	—	—	—	—	1,716	—	—	109,516
	RSUs(3)	02/28/24	—	—	—	—	—	—	—	13,593	—	—	869,408
	Performance Shares(4)	02/28/24	—	—	—	—	6,797	13,593	27,186	—	—	—	869,408
Uri Clinton	Short-term incentive(1)	—	—	337,500	675,000	1,350,000	—	—	—	—	—	—	—
	Career RSUs(2)	01/02/24	12/07/06	—	—	—	—	—	—	1,410	—	—	89,986
	RSUs(3)	02/28/24	—	—	—	—	—	—	—	10,875	—	—	695,565
	Performance Shares(4)	02/28/24	—	—	—	—	5,438	10,875	21,750	—	—	—	695,565

(1)

Represents short-term incentive bonus for fiscal year 2024 under the 2000 MIP. Actual award amount is measured by Adjusted EBITDAR after corporate expense and achievement of CSR initiatives and includes a discretionary component as approved by the Board. “Threshold” represents achieving a performance level that is 80% of the target amount; “Target” represents achieving 100% of the target amount; and “Maximum” represents achieving 120% or more of the target amount.

(2)

Represents Career RSUs granted pursuant to our Career Shares Program under our Stock Incentive Plan. Each Career RSU represents a contingent right to receive one share of our common stock at the time of retirement based on the grantee’s attained age and years of continuous service at the time of retirement. To receive any payout under the Career Shares Program, grantees must be at least 55 years of age and must have been continually employed by us for a minimum of ten years. Retirement after ten years of service will entitle a grantee to 50% of his Career RSUs. The amount increases to 75% after 15 years and 100% following 20 years of employment. In the event of a grantee’s death or permanent disability, or following a change in control of the Company, the grantee will be deemed to have attained age 55, and the Career RSUs will immediately vest and convert into shares of our common stock based on the grantee’s years of continuous service through the date of the qualifying event.

(3)

Represents time-based RSUs granted under our Stock Incentive Plan. RSUs are subject to vesting tied to continued service through the applicable vesting date (except as otherwise provided in the applicable award).

(4)

Each Performance Share represents a contingent right to receive up to a maximum of two shares of our common stock, subject to satisfaction of certain performance metrics. The Performance Shares are subject to forfeiture and other terms and conditions contained in the award agreement and our Stock Incentive Plan.

(5)

Career RSUs are based on the base salary of the participant in effect on December 31 of the immediately preceding year and the closing stock price of our common stock on January 2 or, if January 2 is not a business day, then the next business day.

(6)

Represents the aggregate grant date fair value of the 2024 awards, determined in accordance with ASC 718. Amounts reported for Performance Shares assume that the performance metrics were achieved at the target performance level.

17	2025 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding unexercised stock options and unvested stock awards for each of our NEOs outstanding as of December 31, 2024.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Shares, Units or Other Rights That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Shares, Units or Other Rights That Have Not Vested ($)(1)
Keith Smith	—	—	—	—	50,489	(2)	3,662,472	50,489	(4)	3,662,472
	—	—	—	—	49,366	(3)	3,581,009	49,366	(5)	3,581,009
	—	—	—	—	—		—	45,410	(6)	3,294,041
Josh Hirsberg	—	—	—	—	17,477	(2)	1,267,782	17,477	(4)	1,267,781
	23,924	—	17.75	11/08/2026	16,455	(3)	1,193,646	16,455	(5)	1,193,645
	—	—	—	—	18,419	(7)	1,336,114	14,861	(6)	1,078,017
Stephen Thompson	—	—	—	—	13,593	(2)	986,036	13,593	(4)	986,036
	—	—	—	—	12,342	(3)	895,289	12,342	(5)	895,288
	—	—	—	—	—		—	10,733	(6)	778,572
Theodore Bogich	—	—	—	—	13,593	(2)	986,036	13,593	(4)	986,036
	—	—	—	—	12,342	(3)	895,289	12,342	(5)	895,288
								10,733	(6)	778,572
Uri Clinton	—	—	—	—	10,875	(2)	788,873	10,875	(4)	788,872
	—	—	—	—	9,051	(3)	656,560	9,051	(5)	656,559
	—	—	—	—	4,082	(7)	296,108	7,018	(6)	509,086

(1)

Represents the value based on the closing price of our common stock on December 31, 2024 of $72.54, which was the last trading day in 2024, multiplied by the aggregate number of Career RSUs, RSUs or Performance Shares, as applicable.

(2)	Represents RSUs granted under our Stock Incentive Plan on February 28, 2024. The RSUs vest in full on the third anniversary of the grant date.
(3)	Represents RSUs granted under our Stock Incentive Plan on February 22, 2023. The RSUs vest in full on the third anniversary of the grant date.
(4)

Represents Performance Shares granted under our Stock Incentive Plan on February 28, 2024. Each Performance Share represents a contingent right to receive up to a maximum of two shares of our common stock, subject to three-year cliff vesting and satisfaction of certain performance metrics. Amounts reported assume performance metrics were achieved at target.

(5)

Represents Performance Shares granted under our Stock Incentive Plan on February 22, 2023. Each Performance Share represents a contingent right to receive up to a maximum of two shares of our common stock, subject to three-year cliff vesting and satisfaction of certain performance metrics. Amounts reported assume performance metrics were achieved at target.

(6)

Represents Performance Shares granted under our Stock Incentive Plan on February 18, 2022. Amount earned is based on performance through December 31, 2024. Shares remained unreleased until settled on February 21, 2025.

(7)

Represents unvested Career RSUs. Each Career RSU represents a contingent right to receive one share of our common stock. The vested Career RSUs will be paid in shares of our common stock at the time of retirement based on the grantee’s attained age and years of continuous service at the time of retirement. As of December 31, 2024, Mr. Hirsberg was 75% vested in his Career RSUs, and Mr. Clinton was entirely unvested in his Career RSUs. See “Compensation Discussion and Analysis—Career Shares Program.”

2025 Proxy Statement	18

OPTION EXERCISES AND STOCK VESTING

The following table sets forth information regarding the exercise of stock options and the vesting of stock awards for each of our NEOs during the fiscal year ended December 31, 2024.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Keith Smith	—	—	161,219	10,742,818
Josh Hirsberg	44,980	2,752,121	49,673	3,318,789
Stephen Thompson	—	—	35,837	2,394,367
Theodore Bogich	—	—	35,837	2,394,367
Uri Clinton	—	—	15,219	1,035,622

(1)	Represents Career RSUs, time-based RSUs and Performance Shares that vested during 2024.

NON-QUALIFIED DEFERRED COMPENSATION

Our Deferred Compensation Plan provides for the deferral of compensation on a basis that is not tax-qualified. Under the plan, our NEOs may defer up to 80% of their base salary and up to 100% of their incentive compensation. We did not make any discretionary matching contributions or additions to a participant’s account in 2024. The following table sets forth amounts deferred, including under our predecessor plan, for the year ended December 31, 2024.

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
Keith Smith	—	150,563	1,142,874
Josh Hirsberg	—	149,772	777,019
Stephen Thompson	—	366,284	2,499,465
Theodore Bogich	—	119,917	1,460,028
Uri Clinton	—	—	—

Equity Grant Timing

During 2024, we did not take into account any material nonpublic information when determining the timing and terms of equity incentive awards, and we did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. During 2024, we did not grant stock options to our NEOs.

19	2025 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Under the terms of our 2000 MIP, Change in Control Plan (“CIC Plan”) and our equity incentive plans, including the individual award agreements under our equity incentive plans, our NEOs may be entitled to payments, enhanced vesting and other benefits upon their termination of employment or a change in control of the Company. The description of the plans is qualified by reference to the complete text of the plans, which have been filed with the SEC. We have not entered into any severance agreements with our currently serving NEOs.

The following table sets forth the estimated payments, enhanced vesting entitlements and other benefits that would be made to each of our NEOs upon voluntary termination, involuntary termination—not for cause, involuntary termination—for cause, a qualifying termination in connection with a change in control, and death or permanent disability. The payments would be made pursuant to the plans identified in the preceding paragraph. The information set forth in the table assumes:

•	The termination event occurred on December 31, 2024 (the last business day of our last completed fiscal year);

•	The price per share of our common stock on the date of termination is $72.54 per share (the closing market price of our common stock on December 31, 2024, the last trading day in 2024);

•	For purposes of the short-term/annual awards under the 2000 MIP, the NEO has earned and is paid his target bonus, as applicable, under the 2000 MIP;

•	All payments are made in a lump sum on the date of termination;

•

The vesting of all unvested stock options, time-based RSUs, Performance Shares and Career RSUs held by the executives (treating as unvested those Performance Shares that settled based on the Compensation Committee’s subsequent determination of 2024 performance) is immediately accelerated in full upon a change of control pursuant to discretionary authority of the plan administrator granted pursuant to the applicable plan (if not otherwise accelerated pursuant to the terms of the applicable award agreements, terms of the CIC Plan or pursuant to “long service” benefits);

•

The portion of in-the-money stock options and other equity awards that are subject to accelerated vesting in connection with the termination are immediately exercised and the shares received upon exercise (or upon settlement in the case of time-based RSUs, Performance Shares and Career RSUs) are immediately resold at the assumed price per share of our common stock on the date of termination; and

•	Any vested Career RSUs held by the executives are immediately resold at the assumed price per share of our common stock on the date of termination.

2025 Proxy Statement	20

The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company and may differ materially from the amounts set forth in the table. The amounts set forth in the table do not reflect the withholding of applicable state and federal taxes.

Name	Voluntary Termination ($)	Involuntary Termination				Death or Permanent Disability ($)
		Not For Cause ($)	For Cause ($)	Change in Control ($)
Keith Smith
CIC Plan	—	—	—	14,746,497		—
Short-term/Annual Bonus (2000 MIP)	2,960,000	2,960,000	2,960,000	2,960,000	(1)	2,960,000
Unvested and Accelerated Awards Under Equity Incentive Plans	32,803,604	32,803,604	15,022,599	32,803,604		32,803,604
Total	35,763,604	35,763,604	17,982,599	50,510,101		35,763,604
Josh Hirsberg
CIC Plan	—	—	—	3,975,057		—
Short-term/Annual Bonus (2000 MIP)	979,000	979,000	979,000	979,000	(1)	979,000
Unvested and Accelerated Awards Under Equity Incentive Plans	8,742,251	8,742,521	4,009,431	11,346,779		8,742,521
Total	9,721,521	9,721,521	4,988,431	16,300,836		9,721,521
Stephen Thompson
CIC Plan	—	—	—	3,281,014		—
Short-term/Annual Bonus (2000 MIP)	847,000	847,000	847,000	847,000	(1)	847,000
Unvested and Accelerated Awards Under Equity Incentive Plans	9,213,813	9,213,813	4,672,592	9,213,813		9,213,813
Total	10,060,813	10,060,813	5,519,592	13,341,827		10,060,813
Theodore Bogich
CIC Plan	—	—	—	3,281,014		—
Short-term/Annual Bonus (2000 MIP)	847,000	847,000	847,000	847,000	(1)	847,000
Unvested and Accelerated Awards Under Equity Incentive Plans	8,423,055	8,423,055	3,881,833	8,423,055		8,423,055
Total	9,270,055	9,270,055	4,728,833	12,551,069		9,270,055
Uri Clinton
CIC Plan	—	—	—	4,870,373		—
Short-term/Annual Bonus (2000 MIP)	—	—	—	675,000	(2)	675,000
Unvested and Accelerated Awards Under Equity Incentive Plans	—	—	—	3,696,058
Total	—	—	—	9,241,431		675,000

(1)	Represents the amount payable under the 2000 MIP in the event of a change of control followed by the executive’s termination with or without cause.
(2)

Represents the amount payable under the 2000 MIP in the event of a change of control followed by the executive’s termination without cause. In the event of the executive’s termination with cause following a change of control, the amount payable would be $0.

21	2025 Proxy Statement

CEO PAY RATIO

The 2024 annual total compensation of Mr. Smith, our President and CEO, was $11,495,978, as reported in the Summary Compensation Table. Based on the methodology described below, we determined that the median employee in terms of total 2024 compensation of all Company employees (other than Mr. Smith) received an estimated $37,755 in annual total compensation for 2024. Therefore, the estimated ratio of 2024 total compensation of Mr. Smith to the median employee was 304 to 1. The pay ratio provided is a reasonable estimate calculated in a manner consistent with SEC rules.

We took the following steps to identify our median employee and determine median employee compensation:

•	We identified our employee population as of December 31, 2024, which consisted of approximately 16,191 full-time and part-time employees.

•

With respect to employees other than Mr. Smith, we used a “base salary” for 2024, which consisted of base cash salary for salaried employees and cash compensation paid at the applicable hourly rate, plus any applicable cash tip income reported, for non-salaried employees. We then identified the median employee whose compensation we believe best reflects the Company’s median employee 2024 compensation.

•

We then determined the median employee’s 2024 total compensation using the approach when calculating our NEOs’ compensation, as reported in the Summary Compensation Table. The median employee’s 2024 total compensation included all cash compensation and Company matching contributions to the employee’s 401(k) account.

The median salary increased from $35,904 in 2023 to $37,755 in 2024. We experienced an increase in the number of employees from 16,032 as of December 31, 2023 to 16,191 as of December 31, 2024, or an increase of 159 year over year.

2025 Proxy Statement	22

PAY VS. PERFORMANCE
The following information provides detail on the relationship between executive compensation actually paid and certain financial performance metrics. For additional information on how the Company aligns executive compensation with Company performance, see “
Compensation Discussion and Analysis
”.

					Value of $100 Initial Investment Based On:
Year	Summary Compensation Table Total for CEO ($)	Compensation Actually Paid to CEO ($)(1)	Average Summary Compensation Table Total for Non-CEO Named Executive Officers ($)(2)	Average Compensation Actually Paid to Non-CEO Named Executive Officers ($)(3)	Total Shareholder Return ($)(4)	Peer Group Total Shareholder Return ($)(5)	Net Income (Loss) (in thousands) ($)	Adjusted EBITDAR (in thousands) ($)
2024	11,495,978	14,442,596	3,567,259	4,362,719	250.18	75.79	577,952	1,390,593
2023	11,410,646	14,804,618	3,318,748	4,115,019	213.58	75.96	620,023	1,394,791
2022	10,369,721	7,120,582	3,431,198	2,454,683	184.16	58.28	639,377	1,390,509
2021	14,740,782	25,387,421	4,531,494	7,532,905	219.00	78.17	463,846	1,365,985
2020	2,973,606	8,720,802	1,331,123	2,975,201	143.35	89.66	(134,700)	609,894

(1)	Compensation actually paid to Mr. Smith for each of the fiscal years reported is calculated as follows:

	2024($)	2023($)	2022($)	2021($)	2020($)
Total compensation reported in Summary Compensation Table	11,495,978	11,410,646	10,369,721	14,740,782	2,973,606
Less: Grant date fair value of equity awarded in current year(a)	6,691,049	6,666,287	6,430,512	8,940,265	213,746
Plus:
Fair value as of December 31 of awards granted during and outstanding at the end of the fiscal year	7,324,944	6,181,611	4,952,415	10,841,081	—
Change in fair value of outstanding awards granted in prior fiscal years(b)	1,431,330	1,307,514	(2,628,668)	6,743,562	6,085,478
Vesting date fair value of equity awards granted and vested during the fiscal year	232,496	225,011	217,516	213,759	213,746
Change in fair value of awards granted in prior fiscal years and vested during the covered fiscal year(c)	648,897	2,346,123	640,110	1,788,502	(338,282)
Earnings paid on unvested awards for dividends or other earnings	—	—	—	—	—
Less: Fair value as of December 31 of awards granted in prior fiscal years that did not meet vesting conditions	—	—	—	—	—
Compensation actually paid(d)	14,442,596	14,804,618	7,120,582	25,387,421	8,720,802

(a) Includes time-based RSUs and Performance Shares, which do not vest during the fiscal year awarded, and Career Shares, which vest 100% when granted.
(b)
Change in fair value from December 31 of the covered fiscal year compared to December 31 of the prior fiscal year. Each Performance Share included as part of the calculation represents a contingent right to receive up to a maximum of two shares of common stock, subject to satisfaction of certain performance metrics. Amounts reported assume the performance metrics will be achieved at the target performance level, which is the most probable outcome as of the end of the fiscal year, unless otherwise noted. Interim values based on assumption of the most probable outcome may not ultimately reflect actual payouts.

23	2025 Proxy Statement

(c)	Change in fair value from vesting date compared to December 31 of the prior fiscal year.
(d)	The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

(2)
NEOs included in the calculation for 2024 are Messrs. Hirsberg, Thompson, Bogich, and Clinton, for 2023 are Messrs. Hirsberg, Thompson, Bogich, Clinton, and William S. Boyd, and for each of 2022, 2021 and 2020 are Messrs. Hirsberg, Thompson, Bogich, and Boyd.

(3)	Average compensation actually paid to non-CEO NEOs reported on an average basis is calculated as follows:

	2024($)	2023($)	2022($)	2021($)	2020($)
Total compensation reported in Summary Compensation Table	3,567,259	3,318,748	3,431,198	4,531,494	1,331,123
Less: Grant date fair value of equity awarded in current year (a)	1,885,237	1,724,816	1,751,000	2,350,193	110,058
Plus:
Fair value as of December 31 of awards granted during and outstanding at the end of the fiscal year	2,041,539	1,584,293	1,331,398	2,826,067	42,043
Change in fair value of outstanding awards granted in prior fiscal years (b)	412,304	362,981	(810,433)	2,023,149	1,676,692
Vesting date fair value of equity awards granted and vested during the fiscal year	78,666	86,706	94,075	94,086	91,872
Change in fair value of awards granted in prior fiscal years and vested during the covered fiscal year (c)	148,188	487,278	159,445	408,302	(56,471)
Earnings paid on unvested awards for dividends or other earnings	—	—	—	—	—
Less: Fair value as of December 31 of awards granted in prior fiscal years that did not meet vesting conditions	—	—	—	—	—
Compensation actually paid (d)	4,362,719	4,115,019	2,454,683	7,532,905	2,975,201

(a)  Includes time-based RSUs and Performance Shares, which do not vest during the fiscal year awarded, and Career Shares. As of December 31, 2024, Messrs. Thompson and Bogich were fully vested in each of their respective Career Shares, Mr. Hirsberg was 75% vested, and Mr. Clinton was entirely unvested. See “
Compensation Discussion and Analysis—Career Shares Program
.”

(b)
Change in fair value from December 31 of the covered fiscal year compared to December 31 of the prior fiscal year. Each Performance Share included as part of the calculation represents a contingent right to receive up to a maximum of two shares of common stock, subject to satisfaction of certain performance metrics. Amounts reported assume the performance metrics will be achieved at the target performance level, which is the most probable outcome as of the end of the fiscal year, unless otherwise noted. Interim values based on assumption of the most probable outcome may not ultimately reflect actual payouts.

(c)	Change in fair value from vesting date compared to December 31 of the prior fiscal year.
(d)	The assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

(4)	Assumes $100 was invested on December 31, 2019.
(5)	Represents the cumulative total return of the Dow Jones U.S. Gambling Index and assumes $100 was invested on December 31, 2019.
Financial Performance Measures
We structure our pay principles to balance achievement of short- and long-term goals with a focus on Company performance, as described in “
Compensation Discussion and Analysis
”. We view the following financial performance measures as the most important financial performance measures in determining compensation actually paid to our CEO and other NEOs for the most recently completed fiscal year:

•	Adjusted EBITDAR;

•	Consolidated Adjusted EBITDAR margin; and

•	Return on invested capital (“ROIC”).

2025 Proxy Statement	24

Information Presented in the Pay versus Performance Table
Our pay principles are intended to promote Boyd Gaming’s philosophy of being innovative yet disciplined. We seek to align executive interests with all stakeholders by setting performance measures that provide a clear path to achieving long-term value. Because the Company generally places emphasis on long-term performance, compensation actually paid as disclosed in the table above may not specifically align with achievement of performance measures for a particular year.
Compensation Actually Paid and Cumulative Total Shareholder Return (“TSR”)
As described in “
Compensation Discussion and Analysis
”, equity awards comprise approximately 60% of our CEO’s compensation awarded during the fiscal year. These awards consist of performance-based RSUs, time-based RSUs, and Career RSUs. Generally, time-based RSUs and performance-based RSUs do not vest during the year awarded. Subject to certain exceptions as noted above, the degree to which career shares may be distributed at retirement depends on the satisfaction of certain age and service criteria. The following graph demonstrates the relationship between compensation actually paid and cumulative TSR considering the Company’s emphasis on long-term equity awards.

25	2025 Proxy Statement

Compensation Actually Paid and Net Income
The following table demonstrates the relationship between compensation actually paid and net income, which is not a performance metric used in our overall compensation program but is related to Adjusted EBITDAR, which is included in our compensation program. See “
—
Compensation Actually Paid and Adjusted EBITDAR
”.

Compensation Actually Paid and Adjusted EBITDAR
We believe Adjusted EBITDAR is the most important indicator of our financial performance, which is indicated by the relative significance it bears in achievement of short- and long-term incentives. See “
Compensation Discussion and Analysis
”. The graph below demonstrates the relationship between compensation actually paid and Adjusted EBITDAR.

2025 Proxy Statement	26

OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 11, 2025 by:

•	each of our directors or director nominees;

•	each of our NEOs;

•	all of our directors and executive officers as a group; and

•	each person who is known by us to beneficially own more than 5% of our common stock.

Unless otherwise indicated, each individual listed below has sole investment power and sole voting power with respect to the shares of our common stock owned by that person. Percentage ownership is based on an aggregate of 82,512,722 shares of our common stock outstanding on March 11, 2025.

Name**	Number of Shares Owned and Nature of Beneficial Ownership(1)		Percent of Class

Director

Marianne Boyd Johnson	14,051,935	(2)	17.03%

William R. Boyd	1,847,392	(3)	2.24%

Keith Smith	1,146,689		1.39%

Peter Thomas	147,545	(4)	*

Christine Spadafor	115,400	(5)	*

John Bailey	66,835	(6)	*

Paul Whetsell	62,335	(7)	*

A. Randall Thoman	17,316	(8)	*

Michael Hartmeier	3,173	(9)	*

Other NEOs

Josh Hirsberg	466,742	(10)	*

Stephen Thompson	101,640		*

Theodore Bogich	61,613		*

Uri Clinton	38,885		*

All directors and executive officers as a group (13 persons)	18,127,500		21.97%

5% or Greater Stockholders

William S. Boyd	6,678,032		8.09%

Marianne Boyd Johnson	14,051,935	(2)	17.03%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	6,716,487	(11)	8.14%

The Vanguard Group. 100 Vanguard Blvd. Malvern, PA 19355	7,434,379	(12)	9.01%

*	Indicates less than 1% of class.

27	2025 Proxy Statement

**	Except as otherwise noted, the mailing address of all persons on the list set forth in the table below is 6465 South Rainbow Boulevard, Las Vegas, Nevada 89118.
(1)

Includes shares underlying certain Career RSUs and certain RSUs held by our outside directors that were fully vested upon grant but excludes shares underlying Career RSUs that do not independently vest or become exercisable within 60 days of March 12, 2025.

(2)

Includes 25,555 shares held by the Justin Boyd Education Trust, of which Ms. Johnson is a trustee; 90,964 shares held by the Johnson Children’s Trust, dated June 24, 1996, Bruno Mark, trustee; 2,387,949 shares held by the BG-00 Limited Partnership, of which MBGPT is the general partner; 1,100,000 shares held by BG-Sub, LLC, of which Ms. Johnson is the managing member; 4,800,000 shares held by WSB-BYD, LLC, of which Ms. Johnson is the manager; and 4,004,000 shares held by BYD-SST, of which Ms. Johnson is the manager. Includes 362,054 shares of our common stock held by MBGPT that are pledged or held in a margin account. Ms. Johnson disclaims beneficial ownership of the shares held by the above referenced education trusts, the Johnson Children’s Trust and the above referenced limited partnership and limited liability companies, except to the extent of her pecuniary interests in a trust or other entity that owns such shares.

(3)

Includes 41,552 shares held by the Sean W. Johnson Separate Property Trust dated 5/9/2019, of which Mr. Boyd is trustee. Also includes 7,477 shares of our common stock issuable pursuant to options exercisable within 60 days of March 12, 2025. Includes 348,237 shares that are pledged or held in a margin account. Mr. Boyd disclaims beneficial ownership of the shares held by the Sean W. Johnson Separate Property Trust dated 5/9/2019.

(4)	Includes 121,829 RSUs that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(5)	Includes 110,548 Restricted Stock Units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(6)	Includes 42,119 Restricted Stock Units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(7)	Includes 42,119 Restricted Stock Units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(8)	Includes 6,450 Restricted Stock Units that were fully vested upon grant and will be paid in shares of our common stock (on a 1-for-1 basis) upon cessation of service on the board of directors.
(9)	Represents RSUs granted upon joining our Board and vest May 9, 2025.
(10)	Includes 23,924 shares of our common stock issuable pursuant to options exercisable within 60 days of March 12, 2025.
(11)

Based solely on information contained in Schedule 13G, Amendment No. 9, filed with the SEC on November 8, 2024 by BlackRock, Inc. (“BlackRock”). The Schedule 13G provides that (i) BlackRock is a parent holding company or control person, and (ii) BlackRock, through its subsidiaries identified therein, has sole voting power with respect to 6,716,487 shares and sole dispositive power over 6,716,487 shares.

(12)

Based solely on information contained in Schedule 13G, Amendment No. 7, filed with the SEC on February 13, 2024, by The Vanguard Group (“Vanguard”). The Schedule 13G provides that Vanguard has shared voting power over 33,769 shares, sole dispositive power over 7,331,153 shares, and aggregate amount beneficially owned of 7,434,379.

SECTION 16(A) REPORTING COMPLIANCE

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors, certain of the Company’s officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file ownership reports on Forms 3, 4, and 5 with the SEC. Based solely on its review of the copies of such forms received by it, the Company believes that during 2024 all Section 16(a) filing requirements applicable to such officers, directors and 10% stockholders were satisfied, except for the following: on May 29, 2024 and on August 29, 2024, Ms. Spadafor filed Forms 4 to report shares sold on the market. The late filings were due to an administrative error in processing at the broker, which the Company believes has been remediated.

2025 Proxy Statement	28

PROPOSALS REQUIRING

YOUR VOTE

PROPOSAL 1—ELECTION OF DIRECTORS

The authorized number of directors is currently fixed at eight, as set by the Board pursuant to our bylaws. The Board recommends the following individuals for election as directors to serve until the next annual election of directors.

✓	Marianne Boyd Johnson

✓	Keith Smith

✓	William R. Boyd

✓	John Bailey

✓	Michael Hartmeier

✓	Christine Spadafor

✓	A. Randall Thoman

✓	Paul Whetsell

Vacancies on our Board and newly created directorships will generally be filled by vote of a majority of the directors then in office, and any directors so chosen will hold office until the next annual election of directors. Our Board has no reason to believe that any of the nominees will be unable or unwilling to serve if elected to office and, to the Board’s knowledge, each of the nominees intends to serve the entire term for which election is sought. However, should any nominee become unable or unwilling to accept nomination or election as a director of the Company, the proxies solicited by management will be voted for such other person as our Board may determine.

Our Board of directors recommends you vote FOR the election of the nominees listed above.

29	2025 Proxy Statement

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte and Touche, LLP (“Deloitte”) has served as our independent registered public accounting firm since 1981 and has been appointed by the Audit Committee to continue as our independent registered public accounting firm for the year ending December 31, 2025.

If our stockholders do not ratify the selection of Deloitte as our independent registered public accounting firm, the Audit Committee will review its selection of auditors, and a change in its selection may or may not occur. Even if the appointment is ratified, the Audit Committee reserves the right to select a different independent registered public accounting firm at any time during the fiscal year without resubmitting the matter to stockholders for ratification.

A Deloitte representative is expected to be present at the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.

The Audit Committee considered whether Deloitte’s provision of any professional services other than its audits of our annual financial statements and the effectiveness of our internal controls over financial reporting, reviews of quarterly financial statements and other audit-related services, is compatible with maintaining its independence.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed by Deloitte for the audits and other services provided to the Company for fiscal years 2024 and 2023.

	2024	2023
Audit Fees(1)	$4,030,000	$4,061,000
Audit-Related Fees(2)	1,012,000	1,009,000
Tax Fees(3)	208,000	248,000
All Other Fees	—	—

Total	$5,250,000	$5,318,000

(1)

Audit fees represent fees for professional services provided in connection with the audit of our consolidated financial statements, the review of our quarterly financial statements and the audit of the effectiveness of our internal controls over financial reporting, including professional services relating to our corporate transactions and acquisitions.

(2)	Audit-related fees consist primarily of services provided in connection with our regulatory audits, consulting on technical accounting matters and certain other audit-related consultation services.
(3)

Tax fees consist primarily of tax consultation and planning fees and tax compliance services, including services provided in connection with certain federal and state tax matters, cost segregation services, transaction support and Internal Revenue Service examination support services.

Audit Committee Pre-Approval of Audit and Non-Audit Services: The Audit Committee has adopted a policy for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated its pre-approval authority to the Audit Committee chair. The chair is required to report any decisions to the Audit Committee at the next scheduled Committee meeting. All services provided by Deloitte in fiscal year 2024 were approved by the Audit Committee.

Our Board of directors recommends you vote FOR ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year 2025.

2025 Proxy Statement	30

Audit Committee Report

To the Board of Directors:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2024.

We have discussed with Deloitte, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

We have received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence and have discussed with Deloitte their independence.

Based on the reviews and discussions referred to above, we recommended to the board of directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

A. Randall Thoman, Chair

Michael Hartmeier

Christine Spadafor

Peter Thomas

Members, Audit Committee

31	2025 Proxy Statement

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC, as required by Section 14A of the Exchange Act and related SEC rules (a “say-on-pay” proposal). The vote on this resolution is not intended to address any specific element of compensation but rather relates to the overall compensation of our NEOs as described in this proxy statement in accordance with the SEC’s compensation disclosure rules. Our Board determined that the Company will hold an advisory stockholder vote on the compensation of our NEOs every year. Following the stockholders’ vote on Proposal 3 at the Annual Meeting, the next say-on-pay proposal will be held at the Company’s 2026 Annual Meeting, and an advisory vote on the frequency of say-on-pay proposals will be held no later than the Company’s 2029 Annual Meeting.

As described in “Compensation Discussion and Analysis,” the compensation programs for our NEOs are designed to promote the Company’s long-term strategy. Accordingly, the compensation of our NEOs is based in large part on our success and achievements as assessed by our Board.

The Compensation Committee believes the Company’s executive compensation programs have been effective at recognizing the achievement of sound financial performance and accomplishment of strategic, long-term transformative corporate events.

Our Board and Compensation Committee value the opinions of our stockholders who supported our compensation programs for our NEOs at the 2024 Annual Meeting with approximately 95.96% of votes cast. We are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues in addition to conducting periodic advisory votes on executive compensation.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2025 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

As an advisory vote, this resolution is not binding on the Company, our Board or our Compensation Committee. However, we believe that it is important for our stockholders to have an opportunity to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation. The Compensation Committee will consider the outcome of this advisory vote when making future compensation decisions regarding our NEOs.

The Board of directors recommends you vote FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement.

2025 Proxy Statement	32

PROPOSAL 4—REPORT ON SMOKEFREE POLICY

Trinity Health, Americans for Nonsmokers’ Rights Foundation, and School Sisters of Notre Dame Collective Investment Fund (collectively, the “proponents”) have notified the Company that they intend to present the following proposal for consideration at the Annual Meeting. The proponents have presented the proposal and supporting statements set forth below, and we are presenting the proposals and the supporting statements as they were submitted to us.

Although we do not support certain of the statements contained in the proposal and the supporting statements, we have limited our response to the most important points and have not attempted to address all the statements with which we disagree. The address and stock ownership of all proponents will be furnished by our Corporate Secretary to any person, orally or in writing as requested, promptly upon receipt of any oral or written request.

Resolved: Shareholders request the Board of Directors commission and disclose a report on the potential cost savings through the adoption of a smokefree policy for Boyd Gaming properties. The report should be prepared at reasonable cost, omitting confidential and proprietary information.

Whereas:

The U.S. Surgeon General released a landmark report in 2006 stating that there is no safe level of exposure to secondhand smoke. Tobacco use and secondhand smoke exposure kill nearly 500,000 Americans annually.1 For the gaming industry workers on casino floors, largely people of color and women, such exposure can deepen existing disparities in health outcomes.

While our Company may make efforts to address indoor air quality, the American Society of Heating, Refrigerating and Air-Conditioning Engineers states: “There is no currently available or reasonably anticipated ventilation or air cleaning system that can adequately control or significantly reduce the health risks of environmental tobacco smoke to an acceptable level.”2

As independent researchers C3 Gaming found in analyzing revenue performance in several competitive casino markets, smokefree casinos, for the first time, generated more revenue: “Data from multiple jurisdictions clearly indicates that banning smoking no longer causes a dramatic drop in gaming revenue. In fact, non-smoking properties appear to be performing better than their counterparts that continue to allow smoking.”3

There are potential business risks to allowing indoor smoking in Boyd Gaming properties: higher employee health insurance premiums (when compared with casinos that don’t permit indoor smoking); greater maintenance costs; loss of a significant number of potential visitors who won’t visit a casino due [sic] exposure to secondhand smoke. A recent Gallup survey found the rate of adult cigarette smoking to be 11%, the lowest in 80 years.4

Shareholders have no guidance as to the costs our Company is bearing for continuing to allow indoor smoking. The Company has not disclosed the social and environmental costs and risks imposed on its stakeholders.

Parx Casino’s Chief Marketing Officer told the Play Pennsylvania website in February 2023 that since the casino went smokefree, Parx has seen a positive effect on the health and morale of employees, with no increase in health insurance premiums: “Frankly, we are starting to see health costs go down….What’s been interesting to me, is a lot of our smoking guests have actually said things like, ‘I never realized how smoky and annoying it was. I really don’t mind walking 50 feet out to the smoking patio.”5

Speaking at a recent industry conference, a senior official of Foxwoods, the nation’s largest resort casino which has been smoke-free since reopening after the pandemic, said that Foxwoods’ surveys found strong support for ending indoor smoking.6

New customer preferences require an examination of the status quo in which smoking is allowed in gaming properties. We believe our Company could enhance its safety initiatives by conducting the report our proposal requests.

1	https://www.cdc.gov/tobacco/data_statistics/fact_sheets/health_effects/tobacco_related_mortality/index.htm
2	https://www.ashrae.org/file%20library/about/position%20documents/pd_environmental-tobacco-smoke-202--07-1.pdf
3	https://8b3e0552-f01a-40e0-b077-ea4813c4af0b.usrfiles.com/ugd/8b3e05_348baee6d05949ad9b4adae2b7a77105.pdf
4	https://www.cdc.gov/tobacco/data_satistics/fact_sheets/adult_data/cig_smoking/index.htm
5	https://www.playpennsylvania.com/g2e-panel-discussion-parx-casino-smoking/
6	https://dcgaming.com/g2e-listen-to-customers-workers-on-casino-smoking/

33	2025 Proxy Statement

Board Recommendation

The Board of Directors recommends you vote AGAINST this proposal.

The proposal asks for a report on implementing a smoke-free policy at our properties, but we believe this represents a first step in imposing a unilateral smoke-free policy at Boyd Gaming, regardless of our competitors’ actions. We recommend that you vote against the proposal confident that we are focused on these issues, just as we are with all matters related to maintaining excellent customer service and team member relationships. Nevertheless, we do not believe that the proposal addresses this issue with an appropriate level of nuance and consideration.

Effectively Balancing Interests

Customer experience is at the forefront of our decision-making, as that is how we attract and maintain our loyal customer base and in turn enhance stockholder value. Our team members play an integral part in that by delivering excellent customer service. We value our relationships with our team members and our customers, and we keep a steady pulse on feedback received from all stakeholders across our properties and beyond.

The smoking policies at each of our properties are individually tailored and take into account a wide range of business factors, including the tastes and preferences of customers in those locations, local practices and regulations, competitor policies, the effectiveness of airflow technology solutions, and potential impacts of alternative approaches. Balancing these considerations is a complex issue, and the policies that our management implements at each property directly impact our customer base and, by extension, our customer loyalty and financial performance. Recently, our customer experience was negatively impacted by smoking bans in our Midwest and South markets, and we experienced negative customer churn as a result, which carried negative implications for our results and therefore investor returns.

Our management has determined that adopting a unilateral property-wide smokefree policy would have significant competitive implications, as customers who prefer to incorporate smoking into their gaming experience could consider patronizing a competitor. As noted above, we previously suffered negative results in markets subject to smoking bans. Given the overwhelming number of competitors that permit smoking, unilateral implementation of the shareholder proposal would place Boyd Gaming at a significant competitive disadvantage, adversely impact gaming revenues and consequently reducing stockholder value. We focus on the customer experience at each of our properties and believe the inflexible policy in this proposal would significantly hinder our ability to customize that approach to best serve our customers.

We continue to balance all stakeholder interests, but we also continue to believe such business decisions are best left to our management team.

Continuously Working to Enhance Customer Experience

We have a robust governance structure with an active board of directors, experienced executive oversight and subject matter experts who analyze our ongoing management of properties and ultimately make decisions in a manner that is appropriate for the Company, our customers and you—our shareholders. We continually work on ways to maintain and enhance customer and team member experience. The various impacts of our smoking policies are only one of a myriad of considerations we constantly assess. You have entrusted us with making decisions that are in your best interests as the owners of our Company, which we are committed to doing. We believe our performance demonstrates that.

Accordingly, the Board of directors recommends you vote AGAINST this shareholder proposal.

2025 Proxy Statement	34

EQUITY COMPENSATION PLAN INFORMATION

The following table provides additional information regarding our equity compensation plans as of December 31, 2024.

	(a)	(b)	(c)
Plan Category	Number of Shares to be Issued upon Exercise of Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Shares Reflected in Column(a))
Equity compensation plans approved by stockholders	2,219,184 (1)	$17.94 (2)	6,369,870 (3)
Equity compensation plans not approved by stockholders	—	—	—

Total	2,219,184	$17.94	6,369,870

(1)

Includes options to purchase shares outstanding under our 2012 Stock Incentive Plan. Also includes time-based RSUs, Performance Shares and Career Shares outstanding under our 2020 Stock Incentive Plan, our 2012 Stock Incentive Plan and our 2002 Stock Incentive Plan.

(2)	Weighted Average Exercise Price does not include time-based RSUs, Performance Shares or Career Shares outstanding under our Stock Incentive Plans, which do not have an exercise price.
(3)

Consists of shares available for future issuance under our 2020 Stock Incentive Plan, which may also be issued as time-based RSUs and Performance Shares under our 2000 MIP. Each Performance Share represents a contingent right to receive up to a maximum of two shares of our common stock.

TRANSACTIONS WITH RELATED PERSONS

We consider transactions involving the Company and any persons who may have a direct or indirect material interest. Our Audit Committee is responsible for reviewing and approving certain related person transactions.

Marianne Boyd Johnson and William R. Boyd are children of William S. Boyd, our Chairman Emeritus and former Co-Executive Chair of the Board. Samuel J. Johnson, III is the stepson of Marianne Boyd Johnson. William S. Boyd received total compensation equal to $900,000 for fiscal year 2024 and is receiving a base salary of $900,000 for fiscal year 2025. Marianne Boyd Johnson received total compensation equal to $1,640,992 for fiscal year 2024, which included base salary, equity- and non-equity-based incentive compensation, time-based equity awards, career shares and other benefits. Ms. Johnson is receiving a base salary of $355,000 in fiscal year 2025 in addition to equity- and non-equity-based compensation. William R. Boyd received total compensation equal to $718,865 for fiscal year 2024, which included base salary, equity-based incentive compensation, time-based equity awards, career shares and other benefits. William R. Boyd retired from his role as an executive officer of the Company effective September 30, 2024 and now receives remuneration consistent with his role as a member of the Board—see “Director Compensation”. Samuel J. Johnson, III, Vice President of Business Improvement, received a base salary, non-equity-based incentive compensation and time-based equity awards equal to $299,407 for fiscal year 2024 and is receiving a base salary of $217,500 for 2025. Samuel J. Johnson, III is also eligible to earn cash and equity bonuses in fiscal year 2025.

35	2025 Proxy Statement

Q&A

What is the purpose of the Annual Meeting?

The purpose of the annual meeting is to consider and vote on the following proposals:

1.	To elect eight members to our Board to serve until the next annual meeting of stockholders or until their respective successors have been duly elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

3.	To hold an advisory vote on executive compensation.

4.	To consider and vote on a stockholder proposal regarding the commissioning of a report on the effects of a company-wide non-smoking policy.

5.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Who is entitled to vote at the Annual Meeting?

The close of business on March 11, 2025 has been fixed as the record date for determining the holders of shares of our common stock entitled to notice of and to vote at the Annual Meeting. Only stockholders of record at the close of business on that date are entitled to attend and vote at the Annual Meeting. The only class of stock that is currently outstanding and that can be voted at the Annual Meeting is our common stock. Each outstanding share of common stock is entitled to one vote on each matter that comes before the Annual Meeting.

At the close of business on the record date, there were 82,512,722 shares of our common stock outstanding. Shares represented by properly submitted proxies that are not duly revoked will be voted at the Annual Meeting.

How do I vote?

You may attend the virtual meeting via the live webcast and vote during the meeting when the polls are open. Alternatively, prior to the date of the Annual Meeting, you may vote by using any of the following methods:

•

By Internet—Vote online by going to www.proxyvote.com to complete an electronic proxy card. When voting online, please have the 16-digit control number from your proxy card, Internet Availability Notice or voting instruction form available, and follow the instructions contained on the website to vote. You must submit your vote before 11:59 p.m. Eastern Time on May 7, 2025, the day before the Annual Meeting, for your vote to count.

•

By Telephone—Use any touch-tone telephone to vote by calling the phone number on your voter card. When voting by telephone, please have the 16-digit control number from your proxy card, Internet Availability Notice or voting instruction form available, and follow the voice-guided instructions. You must submit your vote before 11:59 p.m. Eastern Time on May 7, 2025, the day before the Annual Meeting, for your vote to count.

•

By Mail—If you receive or request a proxy card, vote by completing, signing and dating the proxy card and returning it in the provided postage-paid envelope. Please mail your completed proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Broadridge must receive the proxy card no later than 11:59 p.m. Eastern Time on May 7, 2025, the day before the Annual Meeting, for your vote to count.

To determine how you may revoke or change your vote submitted by the Internet, telephone and mail methods described above, please see “Can I change my vote after I submit my proxy or voting instructions?”

If your shares are not registered directly in your name (e.g., you hold your shares in a stock brokerage account or through a bank or other holder of record), you may vote by following the instructions provided by the record holder (i.e., your broker, bank or other holder of record) regarding how to vote.

2025 Proxy Statement	36

Who will vote my shares if I specify how my shares are to be voted?

Marianne Boyd Johnson and William R. Boyd are both directors of the Company and were named by our Board as proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy card. For a discussion regarding how the proxy holders will vote proxies if no direction is given, please see “What if I do not specify how my shares are to be voted?”

What if I do not specify how my shares are to be voted?

If you indicate that you wish to vote as recommended by our Board or if you execute and return your proxy card but you do not provide instruction with respect to any or all proposals to be acted upon at the Annual Meeting, your shares will be voted in accordance with the recommendations of our Board. Your proxy will be voted “FOR” the election of each of the director nominees named in this proxy statement; “FOR” Proposal 2; “FOR” Proposal 3; “AGAINST” Proposal 4; and as the proxy holders deem advisable on other matters that may properly come before the Annual Meeting.

If you are a beneficial owner of our common stock and you do not provide instructions to your bank, broker or other holder of record on how to vote your shares, your bank, broker or other holder of record may vote your shares in its discretion only on Proposal 2. Your bank, broker or other holder of record may not vote your shares with respect to Proposals 1, 3 or 4 without instructions. For a discussion regarding the difference between stockholders of record and beneficial owners, please see “What is the difference between holding shares as a stockholder of record and as a beneficial owner?”

Currently, no matter is expected to be considered at the Annual Meeting other than the proposals set forth in the accompanying Notice of Annual Meeting of Stockholders (“Notice of Annual Meeting”). However, if any other matters are properly brought before the Annual Meeting for action, it is intended that the shares of our common stock represented by proxies will be voted by the persons named as proxy holders on the proxy card in accordance with their discretion on such matters.

Why did I receive an Internet Availability Notice instead of a full set of the proxy materials?

We are pleased to take advantage of the SEC rules that allow companies to furnish their proxy materials via the Internet. Accordingly, we sent to our stockholders the Internet Availability Notice regarding Internet availability of the proxy materials for this year’s Annual Meeting. Other stockholders who have previously requested a paper copy of the proxy materials by mail will receive a paper copy of the proxy materials rather than the Internet Availability Notice. Instructions on how to access the proxy materials over the Internet or to request a paper copy can be found in the Internet Availability Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by submitting a request to us at www.boydgaming.com/proxymaterials; by mail at Boyd Gaming Corporation, 6465 South Rainbow Boulevard, Las Vegas, Nevada 89118, Attn: David Strow, Vice President of Corporate Communications; via toll-free telephone: 800-695-2455, Attn: David Strow; or via e-mail: davidstrow@boydgaming.com. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

What is “householding” and how does it work?

Under SEC rules, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.

In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address.

37	2025 Proxy Statement

Can I vote my shares by filling out and returning the Internet Availability Notice?

No. The Internet Availability Notice does, however, provide instructions on how to vote your shares.

How do I attend the Annual Meeting?

This year’s Annual Meeting will be held entirely online via audio webcast. You may attend, vote and ask questions at the Annual Meeting by following the instructions provided in the proxy materials to log in to http://www.virtualshareholdermeeting.com/BYD2025. You will be asked to provide the 16-digit control number from your proxy card, Internet Availability Notice or voting instruction form.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered, with respect to those shares, the “stockholder of record.” In such case, an Internet Availability Notice or, if you had previously requested the delivery of paper copies, the Notice of Annual Meeting, this proxy statement and our 2024 Annual Report to Stockholders have been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In such case, an Internet Availability Notice or paper copies of the Notice of Annual Meeting, this proxy statement and our 2024 Annual Report to Stockholders should have been forwarded (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

Can I change my vote after I submit my proxy or voting instructions?

Yes. You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•

properly submitting a subsequent proxy in one of the manners authorized and described in this proxy statement (such as via the Internet, by telephone or by mail pursuant to the voting procedures described above under “How do I vote?”); or

•	giving written notice of revocation to our Corporate Secretary prior to or at the Annual Meeting; or

•	attending and voting at the virtual Annual Meeting.

Your attendance at the virtual Annual Meeting will not have the effect of revoking your properly submitted proxy unless you follow one of the procedures referenced above. Any written notice revoking a proxy should be sent to the Company at 6465 South Rainbow Boulevard, Las Vegas, Nevada 89118, Attention: Corporate Secretary and must be received before voting is closed at the Annual Meeting.

If you are a beneficial owner of our common stock, please follow the instructions provided by the record holder (e.g., your bank or broker) regarding how to change or revoke your voting instructions.

What are “broker non-votes”?

“Broker non-votes” are shares as to which a broker or nominee does not vote or has indicated that it does not have discretionary authority to vote. Under NYSE rules, certain matters submitted to a vote of stockholders are considered by NYSE to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period of time prior to the Annual Meeting. For those matters which NYSE determines to be “non-routine,” brokerage firms that have not received instructions from their customers do not have discretion to vote. Consistent with applicable NYSE rules, with respect to the proposals set forth in this proxy statement, only Proposal 2 is considered a “routine” matter. Proposals 1, 3 and 4 are each considered a “non-routine” matter, and therefore broker non-votes may exist in connection with Proposals 1, 3 and 4. Neither our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws, nor Nevada corporate statutes specifically address the treatment of broker non-votes and abstentions.

2025 Proxy Statement	38

What is a quorum, and how is it determined?

A quorum must be present for business to be properly conducted and the vote of stockholders to be valid at the Annual Meeting. The presence at the virtual meeting, whether personally or by proxy, of the holders of a majority of shares of our common stock issued and outstanding as of the record date is necessary to constitute a quorum. Shares represented at the meeting, whether personally or by proxy but not voted will nevertheless be counted for purposes of determining the presence of a quorum. Accordingly, abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If we do not have a quorum, we will be forced to reconvene the Annual Meeting at a later date.

How many votes are required to approve the proposals?

Assuming a quorum is present, the required votes to approve each proposal are as follows:

•

Proposal 1—a plurality of the votes cast is required for the election of directors. This means that the eight director nominees receiving the greatest number of “FOR” votes will be elected to the board of directors. You may vote “FOR” or “WITHHELD” with respect to the election of directors. Only votes “FOR” are counted in determining whether a plurality has been cast in favor of a director. Withheld votes and broker non-votes are not counted for purposes of the election of directors.

If the election of directors under Proposal 1 is uncontested, our Corporate Governance Guidelines provide that a director must tender his or her resignation to the Board if the number of votes withheld for his or her election exceeds the number of affirmative votes cast in favor of his or her election. The Board must then consider whether to accept such director’s resignation but is not required to accept the resignation as set forth in the Corporate Governance Guidelines.

•

Proposal 2—the number of affirmative votes cast in favor of Proposal 2 must exceed the number of votes cast against it for approval of the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025. Abstentions are not counted for purposes of Proposal 2, and no broker non-votes are expected on this proposal.

•

Proposal 3—the number of affirmative votes cast in favor of Proposal 3 must exceed the number of votes cast against it for the approval, on an advisory basis, of the executive compensation of our NEOs. Broker non-votes and abstentions are not counted for purposes of Proposal 3.

•

Proposal 4—the number of affirmative votes cast in favor of Proposal 4 must exceed the number of votes cast against it for the approval, on an advisory basis, of the commissioning of a report on the effects of a company-wide non-smoking policy. Broker non-votes and abstentions are not counted for purposes of Proposal 4.

Who will count the votes?

Votes cast by proxy or in person will be tabulated by the Inspector of Elections for the Annual Meeting, Broadridge Financial Solutions, Inc. The Inspector of Elections will also determine whether a quorum is present.

Where can I find voting results of the meeting?

We will disclose final voting results on a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting.

Who pays for the cost of this proxy solicitation?

This proxy solicitation will be conducted by mail, and we will bear all associated costs. These costs will include the expense of preparing and mailing the Internet Availability Notice and the proxy solicitation materials referenced therein for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding such materials to beneficial owners of our common stock. We may conduct further solicitation personally, telephonically, via the Internet or e-mail, or by facsimile or mail through our officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation.

39	2025 Proxy Statement

STOCKHOLDER

PROPOSALS;

OTHER MATTERS

STOCKHOLDER PROPOSALS

Our stockholders may submit proposals for inclusion in our proxy statement on matters appropriate for stockholder action at subsequent annual stockholder meetings consistent with Rule 14a-8 promulgated under the Exchange Act. Proposals of stockholders intended to be presented at our 2026 Annual Meeting of Stockholders and included in our proxy statement and form of proxy for that meeting must be received no later than November 21, 2025 at the following address:

Boyd Gaming Corporation

6465 South Rainbow Boulevard, Las Vegas, Nevada 89118

Attn: Corporate Secretary

Consistent with the Company’s bylaws, notice of any proposal that a stockholder intends to present at the 2026 Annual Meeting of Stockholders, but does not intend to have included in the board of directors’ proxy statement and form of proxy for that meeting, must be given to our Corporate Secretary in writing not less than 45 days and not more than 75 days prior to the anniversary of the date on which we first mailed our proxy materials for this year’s Annual Meeting. Notices received outside of this timeframe will be deemed untimely. A stockholder’s notice to our Corporate Secretary must set forth for each matter proposed to be brought before the annual meeting the information required by the Company’s bylaws, including (a) a brief description of the matter the stockholder proposes to bring before the meeting and the reasons for conducting such business at the meeting, (b) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business, (c) the class and number of shares of our common stock which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business. If the date of the 2026 Annual Meeting of Stockholders is moved by more than 30 days from the anniversary of this year’s annual meeting, these deadlines will be adjusted consistent with Rule 14a-8 of the Exchange Act and our bylaws.

If a stockholder chooses to nominate a candidate for election to the board of directors, under our Amended and Restated Bylaws, compliant notice of director nominations must be received by the Company, Attention: Corporate Secretary, at our principal offices, no later than 60 days prior to the date of the 2026 Annual Meeting of Stockholders, and such notice must meet the eligibility, procedural, disclosure and other requirements set forth in our Amended and Restated Bylaws. Stockholders who intend to solicit proxies in reliance on the SEC’s universal proxy rule for director nominees submitted under the advance notice requirements of our Amended and Restated Bylaws must also comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.

Other Matters

Our Board currently knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies will be voted in respect thereof as the proxy holders deem advisable.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be held on May 8, 2025.

This proxy statement, the accompanying form of proxy card, and our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC, are available at http://www.boydgaming.com/proxymaterials. A copy of our Annual Report on Form 10-K for the year ended December 31, 2024 as filed with the SEC has been provided to our stockholders together with this proxy statement and will be provided to a stockholder, with exhibits, without charge upon written request to Boyd Gaming Corporation, 6465 South Rainbow Boulevard, Las Vegas, Nevada 89118, 702-792-7200, Attn: David Strow.

2025 Proxy Statement	40

PROXY STATEMENT 2025

1975-2025

50TH ANNIVERSARY

BOYD

boydgaming.com

BOYD GAMING CORPORATION 3883 HOWARD HUGHES PARKWAY NINTH LOOR LAS VEGAS, NV 89169ATTN: DAVID STROW	VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 7, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/BYD2025
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 7, 2025. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee (s), mark “For All Except” and write the number (s) of the nominee (s) on the line below.

The Board of Directors recommends you vote FOR the following:	☐	☐	☐

1.	Election of Directors

	Nominees

	01)	John R. Bailey	02)	William R. Boyd	03)	Michael A. Hartmeier	04)	Marianne Boyd Johnson	05)	Keith E. Smith
	06)	Christine J. Spadafor	07)	A. Randall Thoman	08)	Paul W. Whetsell

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.	☐	☐	☐

3	Advisory vote on executive compensation.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:		For	Against	Abstain

4	Advisory vote on the stockholder proposal regarding the commissioning of a report on the effects of a company-wide non-smoking policy.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name (s) appear (s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement, Annual Report/10K are available at www.proxyvote.com

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

BOYD GAMING CORPORATION

Annual Meeting of Stockholders

May 8, 2025 at 1:00 PM (Pacific Daylight Time)

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Marianne Boyd Johnson and William R. Boyd (collectively, the “Proxies”), or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BOYD GAMING CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 1:00 PM PDT on May 8, 2025, virtually at www.virtualshareholdermeeting.com/ BYD2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Continued and to be signed on reverse side